State of Delaware
Secretary of State
Division of Corporations
Delivered 06:32 PM 09/29/2005
FILED 06:33 PM 09/29/2005
SRV 050800878 - 3357784 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEURALSTEM, INC.

The undersigned President of Neuralstem, Inc., a corporation organized and existing under the laws of the State of Delaware (the ***"Corporation"***), hereby certifies as follows:

I. The name of the Corporation is Neuralstem, Inc.

II. The date the Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 28, 2001.

III. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the ***"DGCL"***). The written consent of the stockholders of the Corporation was obtained pursuant to Section 228 of the DGCL.

IV. Effective as of the date and time this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, every ten (10) shares of the Company's Common Stock outstanding shall be combined into three (3) share of Common Stock described herein (the "***Reverse Split***"). No fractional shares of Common Stock shall be issued in connection with the Reverse Split. All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Split. In lieu of any interest in a fractional share of Common Stock resulting from such aggregation, the Company shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Board of Directors), rounded up to the nearest whole $0.01.

V. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Neuralstem, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, DE 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("***DGCL***").

IV.

A. The total number of shares of capital stock which the Corporation shall have authority to issue is eighty two million (82,000,000) shares consisting of Seventy Five Million (75,000,000) shares of Common Stock, par value one cent ($.01) per share and Seven Million (7,000,000) shares of Preferred Stock, par value one cent ($.01) per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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*****

The undersigned further affirms, under penalties of perjury, that this instrument is his act and deed or the act and deed of the Corporation and that the facts set forth in this Amended and Restated Certificate of Incorporation are true and correct.

Dated: June 27, 2005

I. Richard Garr
Chief Executive Officer and President

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